Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE2

Monthly Period	November 1, 2003 thorugh November 31, 2003
Payment Date	December 26, 2003
Period	Revolving

Pool Balance		Factor per Original	Interest Distributions		Factor per 1000
Beginning	$1,201,350,789.89	0.961055006	A-I-1	$498,583.33	1.2464583
Ending	$1,190,513,284.47	0.952385233	A-II-1	$934,843.75	1.2464583

Change	$10,837,505.42	0.008669773	A-II-2	$100,750.00	1.0075000

A-I-1 Notes			Interest Rates
Beginning	$400,000,000.00	1.000000000	Group 1 WAC	4.03%
Ending	$400,000,000.00	1.000000000	Group 2 WAC	4.04%

Change	$—	0.000000000	Libor	1.19%
			Libor + 26 bps	1.45%
A-II-1 Notes			Auction Rate	1.17%
Beginning	$750,000,000.00	1.000000000	A-I-1 & A-II-1 Note Rate	1.45%
Ending	$750,000,000.00	1.000000000	A-II-2 Note Rate	1.17%

Change	$—	0.000000000
			Principal Distributions		Factor per 1000
A-II-2			A-I-1	$—	—
Beginning	$100,000,000.00	1.000000000	A-II-1	$—	—
Ending	$100,000,000.00	1.000000000	A-II-2	$—	—

Change	$—	0.000000000	Certifcate	$—

Additional Balance Increase Amount			Funding Account Balance
Beginning	$—		Group 1	$18,460,360.08
Ending	$—		Group 2	$43,310,290.11

Change	$—
			Liquidation Loss Amounts
Certificate			Group 1	$(5,835.97)
Beginning	$—		Group 2	$(896.26)
Ending	$—

Change	$—		Enhancer Premium	$161,458.33

Aggregate Note Balance			$1,250,000,000.00
Target Overcollateralization Amount			$15,625,000.00
Overcollateralization Amount			$2,283,934.66
Excess to Certificateholder			$1,347,882.28

Wachovia Bank, National Association as Servicer

Group 1 Pool			Group 2 Pool

Aggregate Amount Collected for the Collection Period
Principal	$12,960,693.34		Principal	$31,314,102.06
Net Interest	$991,227.90		Net Interest	$2,059,022.03
Substitution Adjustments	$—		Substitution Adjustments	$—
Beginning Balance	$385,000,705.75		Beginning Balance	$816,350,084.14
Ending Balance	$381,539,673.68		Ending Balance	$808,973,610.79

Net	$3,461,032.07		Net	$7,376,473.35
Principal Collections	$(12,960,693.34)		Principal Collections	$(31,314,102.06)
Net Draws	$9,505,497.24		Net Draws	$23,938,524.97
Net Principal	$(3,455,196.10)		Net Principal	$(7,375,577.09)

Gross Interest	$1,151,644.86		Gross Interest	$2,399,167.90
Servicing Fee	$(160,416.96)		Servicing Fee	$(340,145.87)

Net Interest	$991,227.90		Net Interest	$2,059,022.03
Enhancer Premium	$(51,666.67)		Enhancer Premium	$(109,791.67)
Note Interest	$(498,583.33)		Note Interest	$(1,035,593.75)

Excess Spread	$440,977.90		Excess Spread	$913,636.61

Additional Balance Inc.	$—		Additional Balance Inc.	$—
Group Excess	$440,977.90		Group Excess	$913,636.61
Tranfer (to) from Group 2	$—		Tranfer (to) from Group 1	$—
Excess to Certificate	$435,141.93		Excess to Certificate	$912,740.35

Current	14,514	$793,905,992.45	Current	9,291	$378,104,095.73
1 - 29 Days Past Due	171	$16,843,612.81	1 - 29 Days Past Due	93	$4,543,833.02
30 - 59 Days Past Due	8	$435,326.39	30 - 59 Days Past Due	4	$91,836.44
60 - 89 Days Past Due	3	$500,340.66	60 - 89 Days Past Due	1	$14,687.82
90 - 119 Days Past Due	—	$—	90 - 119 Days Past Due	—	$—
120 - 149 Days Past Due	—	$—	120 - 149 Days Past Due	—	$—
150 - 179 Days Past Due	—	$—	150 - 179 Days Past Due	—	$—
180 + Days Past Due	—	$—	180 + Days Past Due	—	$—

Funding Account
Beginning	$14,999,328.01		Beginning	$35,933,816.76
Deposit	$3,461,032.07		Deposit	$7,376,473.35

Ending	$18,460,360.08		Ending	$43,310,290.11
Target O/C Amount	$5,000,000.00		Target O/C Amount	$10,625,000.00
O/C Amount	$33.76		O/C Amount	$2,283,900.90
Gross CPR (Annualized)	33.684%		Gross CPR (Annualized)	37.459%
Net CPR (Annualized)	10.237%		Net CPR (Annualized)	10.318%
Draw Rate (Annualized)	25.918%		Draw Rate (Annualized)	30.033%
WAM	225.27		WAM	221.28
Age	10.10		Age	11.68